EXHIBIT 5
                             CHITTENDEN CORPORATION

February 27, 1996


Chittenden Corporation
Two Burlington Square
Burlington, Vermont  05401

REGISTRATION STATEMENT ON FORM S-8

To Whom It May Concern:

I am general counsel for Chittenden Corporation, a Vermont corporation (the "Company"), and have represented it in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers 139,484 shares of the Common Stock of the Company (the "Shares") to be issued pursuant to the Plan of Merger providing for the merger of Flagship Bank and Trust Company into Chittenden Acquisition Bank, a Subsidiary of Chittenden Corporation (the "Plan"). In that capacity, I have reviewed the articles and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered pursuant to the Plan and such other materials and matters as I have deemed necessary for the issuance of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly and validly authorized and upon issuance and delivery thereof as contemplated in the Registration Statement, will be, under the general corporation law of the State of Vermont, legally issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion in the Registration Statement.

Very truly yours,

s/ F. Sheldon Prentice
   F. Sheldon Prentice, Esq.
   Secretary